Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

     We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class Y shares' Prospectuses and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in Class A, Class B, Class C and Class Y shares' Statement of Additional Information and to the incorporation by reference of our report, dated May 20, 2009, on the financial statements and financial highlights of Pioneer Fundamental Growth Fund included in the Annual Report to the Shareowners for the year ended March 31, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 9 to the Registration Statement (Form 333-89354) of Pioneer Fundamental Growth Fund.


/s/ ERNST & YOUNG LLP

Boston, Massachusetts
July 24, 2009